Loan Agreement

Party A(Borrower)：Harbin Humankind Biology Technology Co., Limited

Party B(Lender)：Xin Sun
ID Number：23010219660523161X

On the basis of equality, voluntariness and negotiation, both Party A and Party B enter into this agreement about the loan.

I. Party B loans RMB 10,000 to Party A and provides the loan before February 3, 2009.
II. Interest: No Interest.
III. Life of Loan: No fixed terms of repayment.
IV. Date and Method of Payments: Party A will make the repayments in cash according to the operation of its company.
V. Settlements of Diputes: apply for arbitration in local arbitration committee.
VI. This contract is taken into effect since signing date. This contract is executed in two copies with the same legal effect. Both parties hold one copy respectively.

Party A(Seal)：	Party B:
Harbin Humankind Biology
Technology Co. Limited	/s/ Xin Sun

Date:	Date: February 2, 2009